MILLENNIUM CELL INC. and GECKO ENERGY TECHNOLOGIES, INC.

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into on this 15th day of February, 2006 (the “Effective Date”) by and between GECKO ENERGY TECHNOLOGIES, INC., a Delaware corporation (“Gecko”), and MILLENNIUM CELL INC., a Delaware corporation (“MCEL”). Gecko and MCEL also may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, MCEL has technology which includes expertise in the design, manufacturing, and development of various means for chemically producing hydrogen gas and delivering said hydrogen gas for conversion to power, and part of this technology includes various know-how, patent rights and other intellectual property rights associated with such means;

WHEREAS, Gecko has expertise in the design, manufacturing, and development of planar fuel cells and a non-exclusive license to various intellectual property, including various patents and know-how, in the field of fuel cells;

WHEREAS, MCEL and Gecko wish to pursue their respective businesses in an environment of mutual assistance and to work together to develop planar fuel cell products and systems which embody and/or are developed from synergistic applications of the combined expertise of the Parties;

WHEREAS, the Parties entered into an Amended and Restated Term Sheet Agreement, dated as of December 15, 2005 (the “Term Sheet”), pursuant to which, among other things, the Parties outlined the terms of a proposed joint development arrangement designed to accelerate product development through a combination of complementary technologies, improve customer proposition, and optimize resources through co-localization of facilities at MCEL’s premises; and

WHEREAS, pursuant to the Term Sheet, Gecko agreed to perform certain Interim Activities (as defined therein) to the satisfaction of MCEL, to use its best efforts to assemble and demonstrate an operational unit/strip cell, and to develop a Business Plan that is satisfactory to MCEL, as a condition precedent to entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Definitions

1.01
“Affiliate(s)” means, with respect to any Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with such Party, including, without limitation, any partner, officer, director, or member of such Party. For the purposes of this definition, “control”, as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise).

1.02
“Bankruptcy Event” means, with respect to a Party, any (i) assignment by such Party for the benefit of creditors, (ii) application by such Party for the appointment of a trustee, liquidator, receiver or custodian of any substantial part of such Party’s assets, (iii) filing of a petition or commencement of a proceeding by such Party relating to itself under any bankruptcy, reorganization, arrangement or similar law, (iv) filing of a petition or commencement of a proceeding under any bankruptcy, reorganization, arrangement or similar law against such Party where either (A) such Party has effectively given its consent or (B) such proceeding has continued undischarged and unstayed for a period of sixty (60) days.

1.03	“Chemical Hydride Fuel System” means any system, apparatus or method for making chemical hydrides and/or converting chemical hydrides either directly to electricity or to hydrogen.

1.04
“Confidential Information” means all technical or business information or samples or prototypes disclosed under this Agreement or the Term Sheet by one Party to the other and which is labeled “Confidential”, “Proprietary”, “Secret” or the like or is confirmed in writing by one Party to the other as provided in Article VII below. All technical or business information developed under this Agreement directed to MCEL’s Field shall be the Confidential Information of MCEL. All technical or business information developed under this Agreement directed to Gecko’s Field shall be the Confidential Information of Gecko. All technical or business information developed under this Agreement directed to the Integration Field shall be the Confidential Information of both parties. All technical or business information developed under this Agreement directed to fields other than MCEL’s Field, Gecko’s Field and the Integration Field shall be the Confidential Information of both parties unless otherwise agreed to in writing by both parties.

1.05	“Definitive Agreements” means this Agreement, the Stock Purchase Agreement, the Stockholders Agreement and the Employment Agreements.

1.06	“Employment Agreements” means the Employment Agreements dated as of the date hereof between Gecko and each of Ronald J. Kelley (“Kelley”) and Steven D. Pratt (“Pratt”).

1.07
“Fuel Cartridge” means any apparatus which stores the fuel components for generating hydrogen and which may include components of hydrogen generation systems to produce and deliver hydrogen that is replaceable and/or disposable.

1.08	“Fuel Cell” means any substantially planar and passive electrochemical apparatus which converts hydrogen and an oxidant into electricity.

1.09
“Gecko Know-How” means all Know-How directed to Gecko’s Field that is owned or controlled by Gecko at the Effective Date of this Agreement with (i) the right to grant further rights by sublicenses or (ii) the right to make, have made, or sell products embodying or developed from such Know How.

1.10
“Gecko Patent Rights” means all of the legal rights conferred upon Gecko under all patents and patent applications, foreign and domestic, which patent and patent applications are based upon an invention conceived or reduced to practice any time prior to the Effective Date of this Agreement and under which Gecko has (i) the right to grant further rights by sublicenses or (ii) the right to make, have made, or sell products embodying or developed from such patents or patent applications.

1.11	“Gecko’s Field” designates (a) the field of Fuel Cells, and (b) packaging methods, control strategies and containers related to Fuel Cells.

1.12	“Hydrogen On Demand” designates means and methods for producing or generating hydrogen gas chemically from sodium borohydride or other boron hydrides and delivering hydrogen gas.

1.13
“Integration Field” refers to (i) the combination of a Fuel Cell with the engagement mechanisms and physical arrangement (e.g., visual, physical, tangible and aesthetic parameters) of the interface for the integration and interconnection of Fuel Cell to a Chemical Hydride Fuel System and/or a Fuel Cartridge or other means for the delivery of hydrogen gas to the Fuel Cell and (ii) the interaction or functions of components of a Fuel Cell, Chemical Hydride Fuel System, and a Fuel Cartridge to ensure safe, reliable and efficient generation and delivery of hydrogen gas to the fuel cell. The said interface enables transfer of mass or energy including fluid, electrical and data exchange and includes the integration and interconnection and related control strategies for the interconnection of hydrogen fuel cells and chemical hydride hydrogen fuel generators for the delivery of hydrogen gas to the fuel cell.

1.14
“Integration Field Rights” means all patent rights, Know-How, and other rights and interest of any kind relating to the Integration Field, first conceived, first created, first developed or first reduced to practice by either Party under the Term Sheet or this Agreement.

1.15
“Know-How” means all factual knowledge and proprietary information including trade secrets, whether or not capable of precise separate description, but which alone or when accumulated confer upon one acquiring it an ability to study, test, produce, manufacture and/or market something which one otherwise would not have known to study, test, produce, manufacture, and/or market in the same way.

1.16	“MCEL Know-How” means all Know-How directed to MCEL’s Field that is owned or controlled by MCEL at the Effective Date of this Agreement with the right to grant further rights by sublicenses.

1.17
“MCEL Patent Rights” means all of the legal rights conferred upon MCEL under all patents and patent applications, foreign or domestic, which patents and patent application are based upon an invention conceived or reduced to practice at any time prior to the Effective Date of this Agreement and under which MCEL has the right to grant further rights by sublicenses.

1.18
“MCEL’s Field” designates (i) the field of Chemical Hydride Fuel Systems, including Hydrogen On Demand and the Fuel Cartridge, and covers utilizing Hydrogen On Demand technology to generate hydrogen gas, (ii) all packaging methods, control strategies, and, containers related to Hydrogen On Demand technology, Fuel Cartridges, and Chemical Hydride Fuel Systems, and, (iii) formulations, packaging methods, containers and manufacturing technology related to chemical hydride fuels.

1.19
“Project Technology” or “Project Technology Rights” means all inventions, patents and patent rights, Know-How, or other developments first conceived, first designed, first created, first developed or first reduced to practice by a Party during the term of this Agreement or under or as part of the Term Sheet or the Statement of Work, including but not limited, to technology within the scope of the Integration Field. Project Technology does not include any inventions, Know-How or other developments developed solely by MCEL, solely by a third party or jointly by MCEL and a third party outside the Joint Development Program as defined in Article II. Project Technology does not include any inventions, Know-How or other developments developed solely by a third party or jointly by Gecko and a third party outside the Joint Development Program as defined in Article II.

1.20
“Services” has the meaning set forth in Section 2.02. For purposes of Article III of this Agreement, the Services shall be valued at $500,000 per year effective as of the first day of each calendar year during the term of this Agreement.

1.21
“Statement of Work” means a complete written description of the joint development program which shall be based at least in part on the Business Plan of the Term Sheet and may include the following: (i) specifically identified tasks to be performed by Gecko; (ii) a timetable for completion of such tasks; and (iii) a description of the materials, ingredients or compositions, if any, to be delivered by Gecko to MCEL at the completion of each task. The Statement of Work is initially described in Appendix A (hereto attached). The Statement of Work may be amended from time to time in writing by the Parties pursuant to Article IX.

1.22	“Steering Committee” means a management group made up of at least two (2) representatives from each Party as defined in Article IX.

1.23	“Stockholders Agreement” means the Stockholders Agreement dated as of the date hereof among Gecko, MCEL, Kelley and Pratt.

1.24	“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of the date hereof between Gecko and MCEL.

2.	Joint Development Program

2.01
From the Effective Date of this Agreement, the Parties shall conduct a “Joint Development Program” to, among other things as specified herein and in the Statement of Work attached hereto, develop planar fuel cell products and associated fuel systems and/or ancillary equipment and technology. The term of the Joint Development Program shall commence on the Effective Date of this Agreement and continue, unless terminated or extended as set forth below, until December 31, 2008. The term of the Joint Development Program can be extended or terminated by agreement of the Parties in writing, or terminated by termination of this Agreement in accordance with Article XIII.

2.02
MCEL will provide the following services and facilities (the “Services”) to support Gecko’s operations: (1) Finance and Accounting: accounts payable, accounts receivable and bookkeeping services; (2) Information Technology: infrastructure and support (e.g., networking, application environment); (3) Human Resources and Administration (e.g., hiring staff (excluding recruiting fees and commissions), benefits, payroll); (4) Facilities: To be mutually determined, MCEL will provide appropriate lab and office space (not to exceed 5,000 square feet at any time) in MCEL’s facility in Eatontown, New Jersey; (5) Business Development: assistance regarding market definition, reasonable access to key original equipment manufacturers and trade show support (excluding trade show fees and equipment); (6) Government Programs: access to MCEL’s lobbying firm and MCEL government staff in addition to military agency access through ex-agency personnel on retainer to MCEL; (7) Intellectual Property Management: With the prior approval of MCEL, MCEL staff will be available to manage the process of invention disclosure through the prosecution of patent applications, assess competitive threats and other reasonable IP management activities (excluding legal fees and expenses); (8) Public Relations: MCEL staff will provide assistance in the management of PR activities and will provide, at the appropriate time, access to investors; and (9) Chemistry/Engineering: At the sole discretion of MCEL, access to MCEL’s technical staff and to The Dow Chemical Company’s (“Dow Chemical”) technical expertise, consistent with the requirements of MCEL’s Joint Development Arrangement with Dow Chemical. However, MCEL shall have no obligation to provide to Gecko more than 2 full time equivalent headcount at any time. Any incremental costs incurred by MCEL during the performance of such Services are the express responsibility of Gecko; provided, that any single cost, or series of related costs, that exceeds $2,000 shall require Gecko’s written consent. Following the term of this Agreement, MCEL may continue to provide services (or any combination of services and facilities that is agreed on) to Gecko at a mutually agreeable rate.

2.03
During the Joint Development Program, Gecko shall use its best efforts, including without limitation, hiring additional staff, to fulfill its obligations under the Statement of Work and to design, construct, test, and commercialize planar fuel cell products using Gecko Know-How and Gecko Patent Rights in accordance with the Statement of Work. Gecko will not take any action that is inconsistent with or contrary to the Statement of Work.

2.04
MCEL shall provide for use in the Joint Development Program MCEL Know-How, MCEL Patent Rights, and Project Technology Rights that are necessary and sufficient to allow MCEL and Gecko to carry out the objectives of the Joint Development Program.

2.05
Gecko shall provide for use in the Joint Development Program Gecko Know-How, Gecko Patent Rights, and Project Technology Rights that are necessary and sufficient to allow MCEL and Gecko to carry out the objectives of the Joint Development Program.

2.06
The Parties’ Patents, Parties’ Know-How, and Project Technology are provided under this Agreement on an “as is” basis for use by each Party in accordance with the terms of this Agreement at the using Party’s sole risk and responsibility. Express or implied warranties, including but not limited to the implied warranties or merchantability and fitness for a particular purpose, are excluded hereunder. Unless expressly set forth herein, neither Party makes any warranty, expressed or implied, as to the accuracy, safety, or utility of any of the Parties’ Patents, Parties’ Know-How, and Project Technology.

3.	Financial Provisions.

3.01	First Year Financings.

(a)
Interim Funding Amount. The Parties acknowledge and agree that MCEL has provided funding to Gecko in an aggregate amount equal to $100,000 (the “Interim Funding Amount”) in fulfillment of MCEL’s obligation to provide funding for the Interim Activities pursuant to the Term Sheet. Except as otherwise specified in this Agreement, Gecko acknowledges that MCEL is not obligated to provide any additional funding or materials in connection with the Interim Activities.

(b)
First Closing Amount. At the First Closing (as defined in the Stock Purchase Agreement), MCEL shall pay to Gecko $350,000 in cash. In exchange for such amount, the Interim Funding Amount and the Services with respect to the first calendar year following the date of the First Closing (collectively, the “First Closing Amount”), Gecko shall issue to MCEL at the First Closing, pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, 59.0673 shares of Gecko’s common stock, no par value (“Common Stock”), which amount shall represent a percentage of the outstanding capital stock of Gecko determined by multiplying 48.00% by a fraction, (A) the numerator of which is the value of the First Closing Amount and (B) the denominator of which is $2,000,000.

(c)
Additional First Year Financings. On or prior to December 31, 2006, MCEL or its assignee shall provide additional financing (each, an “Additional First Year Financing”) to Gecko in an aggregate amount that, when added to the First Closing Amount, shall equal $2,000,000. MCEL may provide any such Additional First Year Financing in the form of (i) cash, (ii) shares of common stock, par value $.001 per share, of MCEL which are tradable in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as such provisions apply to securities other than restricted securities (“MCEL Stock”), which shares of MCEL Stock shall be valued in accordance with Section 3.01(d), or (iii) both cash and shares of MCEL Stock. Contemporaneously with the provision of each Additional First Year Financing by MCEL, or at such other time as the Parties shall otherwise agree, the Parties shall conduct a closing (each, an “Additional First Year Closing”). MCEL shall consider in good faith Gecko’s cash flow needs in determining the timing and amount of each Additional First Year Financing. At each Additional First Year Closing, pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, in exchange for all Additional First Year Financings provided by MCEL to Gecko since the First Closing or the immediately preceding Additional First Year Closing, as the case may be, Gecko shall issue to MCEL an amount of additional shares of Common Stock representing a percentage of the outstanding capital stock of Gecko determined by multiplying 48.00% by a fraction, (A) the numerator of which is the value of all Additional First Year Financings provided by MCEL to Gecko since the First Closing or the immediately preceding Additional First Year Closing, as the case may be, and (B) the denominator of which is $2,000,000.

(d)
Valuation of Shares of MCEL Stock Used in Financings. MCEL will not issue shares of MCEL Stock hereunder unless the resale of such shares is covered by an effective registration statement or by an applicable exemption from the registration requirements of the Securities Act. The value of any MCEL Stock issued in connection with any financing hereunder will be measured by the proceeds earned by Gecko as a result of the sale(s) of such MCEL Stock. MCEL Stock issued pursuant to this Agreement may only be sold by Gecko to fund its operations in connection with the Joint Development Program. Gecko shall use commercially reasonable efforts to sell its shares of MCEL Stock for the highest possible price per share and shall comply with all applicable securities laws relating to any sale of MCEL Stock. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, the Parties shall compare the proceeds of the sale(s) of MCEL Stock by Gecko during the immediately preceding calendar quarter to the portion of the financing that MCEL was required to fund in the form of such sold shares of MCEL Stock. To the extent that the proceeds of the sale(s) of MCEL Stock by Gecko are less than the portion of the financing that MCEL was required to fund in the form of MCEL Stock, MCEL agrees to promptly pay Gecko the amount of such deficit in cash or additional shares of MCEL Stock. To the extent that the proceeds of the sale(s) of such MCEL Stock by Gecko are in excess of the portion of the financing that MCEL was required to fund in the form of MCEL Stock, MCEL will have the option to require Gecko to promptly pay such excess amount to MCEL in cash or to apply such excess amount to the next Additional First Year Financing or to exercise a part of the Purchase Option (as defined and described in Section 3.02), if any. It is understood and agreed by the Parties that all of the reasonable costs of registration and sale by Gecko of the MCEL Stock (including with respect to state securities laws filings, if any, but excluding broker’s commissions) shall be borne solely by MCEL, except to the extent that the actions of Gecko contribute to such costs.

(e)
Registration Statements With Respect To MCEL Stock. With respect to any registration statement (each, a “Registration Statement”) to be prepared for filing with the Securities and Exchange Commission by MCEL covering (i) the sale of MCEL Stock to Gecko in connection with any Additional First Year Financing or any exercise of the Purchase Option or (ii) the subsequent sale of such shares of MCEL Stock, Gecko shall furnish to MCEL such information regarding Gecko, shares of Gecko Common Stock to be issued to MCEL hereunder, and the intended method of disposition by Gecko of MCEL Stock received hereunder, as shall be reasonably required to effect any Registration Statement.

3.02	Purchase Option at Election of MCEL.

(a)
MCEL Purchase Option. MCEL shall have an option (a “Purchase Option”), exercisable in accordance with the procedures set forth in this Section 3.02, to acquire additional shares of Gecko Common Stock representing up to an additional 32.00% of Gecko’s then outstanding capital stock (i.e., MCEL’s aggregate ownership of the then outstanding capital stock of Gecko may be increased up to a maximum of 80%, subject to Section 3.04), at an exercise price equal to the then fair market value of the Gecko Common Stock determined in accordance with Section 3.02(b) (the “Exercise Price”). Subject to the terms of this Section 3.02, the Exercise Price shall be paid in the form of (w) cash, (x) shares of MCEL Stock valued in accordance with Section 3.01(d), (y) Services performed by MCEL hereunder, or (z) a combination of the foregoing, in the sole discretion of MCEL. To the extent that MCEL has elected to exercise the Purchase Option in accordance with Section 3.02(b), each quarterly installment payment of the Purchase Option will be in a minimum amount of cash and/or shares of MCEL Stock equal to $375,000 (the “Minimum Exercise Amount”). If MCEL makes an installment payment of the Purchase Option during any calendar quarter of calendar years 2007 and 2008 in an amount of cash and/or shares of MCEL Stock in excess of the Minimum Exercise Amount, then the Minimum Exercise Amount required for the immediately following calendar quarter(s) shall be reduced by the amount of such excess. In connection with the first exercise of the Purchase Option in each of calendar years 2007 and 2008, if any, a portion of the Exercise Price payable at the Purchase Option Closing (as defined below) with respect to such exercise shall be comprised of the value of MCEL’s performance of the Services for such entire calendar year (i.e., $500,000); provided, however, that if MCEL elects not to exercise the Purchase Option with respect to the second, third and fourth calendar quarters of 2007 pursuant to Section 3.02(b), then Gecko shall have a right to require MCEL to surrender to Gecko an amount of the shares of Common Stock sold to MCEL at such Purchase Option Closing in respect of such Services equal to the percentage of such Services that are ultimately not rendered by MCEL to Gecko (taking into account the extent to which Gecko exercises any right hereunder to continue to receive certain Services and facilities from MCEL after the termination of this Agreement or the ceasing of funding by MCEL). Notwithstanding the foregoing, to the extent that MCEL acquires 80% (subject to Section 3.04) of the outstanding capital stock of Gecko on a fully diluted basis pursuant to this Agreement for less than (i) a total of $4,500,000 in cash and/or shares of MCEL Stock (including the First Closing Amount and the Additional First Year Financings) and (ii) the performance of the Services until December 31, 2008, MCEL shall (A) pay to Gecko, as a contribution to capital, the amount by which $4,500,000 exceeds the value of the cash and shares of MCEL Stock paid or issued by MCEL to Gecko in exchange for 80% (subject to Section 3.04) of the outstanding capital stock of Gecko, which payment shall be made by MCEL in cash or additional shares of MCEL Stock in the sole discretion of MCEL, and (B) perform the Services for Gecko until December 31, 2008; provided, however, that MCEL shall receive no additional equity ownership in Gecko for the payment of such excess amount or the performance of the Services as provided in clauses (A) and (B) above.

(b)
Exercise of Purchase Option; Exercise Price. On or prior to September 30, 2006, MCEL shall provide written notice to Gecko stating whether or not MCEL elects to exercise the Purchase Option with respect to the first calendar quarter of 2007. On or prior to December 31, 2006, MCEL shall provide written notice to Gecko stating whether or not MCEL elects to exercise the Purchase Option with respect to the second, third and fourth calendar quarters of 2007. On or prior to September 30, 2007, MCEL shall provide written notice to Gecko stating whether or not MCEL elects to exercise the Purchase Option with respect to calendar year 2008. If MCEL elects not to exercise the Purchase Option with respect to the second, third and fourth calendar quarters of 2007, then MCEL shall not be entitled to exercise the Purchase Option with respect to any period during calendar year 2008 without the prior unanimous written consent of the Board of Directors of Gecko. Each of the foregoing election notices (each, an “Option Exercise Notice”) shall include (i) the percentage of Gecko’s then outstanding Common Stock for which the Purchase Option will be exercised pursuant to such Option Exercise Notice, (ii) MCEL’s good faith determination of the Exercise Price for the Common Stock for which the Purchase Option will be exercised, and (iii) all necessary backup for MCEL’s calculation of the Exercise Price. If Gecko wishes to dispute MCEL’s determination of the Exercise Price as set forth in the Option Exercise Notice, Gecko must provide written notice thereof (the “Dispute Notice”) to MCEL no later than twenty (20) days following receipt of the Option Exercise Notice, which Dispute Notice shall also contain Gecko’s calculation of the Exercise Price and shall be accompanied by all necessary backup for Gecko’s determination of the Exercise Price. If MCEL and Gecko are unable to agree on the Exercise Price within a reasonable time, but in any event with twenty (20) days, following MCEL’s receipt of the Dispute Notice, MCEL and Gecko will jointly retain a bank from the list of experts set forth on Schedule 3.02(b) hereto (the “Banks”) to determine the Exercise Price within thirty (30) days of such retention, which determination shall be final and binding on MCEL and Gecko. The costs and expenses of such Bank shall be borne equally by MCEL and Gecko.

(c)
Purchase Option Closings. With respect to each quarterly installment payment of the Purchase Option that MCEL has elected to make in accordance with Section 3.02(b), the Parties shall conduct a closing (each, a “Purchase Option Closing”). At each such Purchase Option Closing, pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, MCEL shall pay to Gecko the aggregate Exercise Price (payable in the form of cash, shares of MCEL Stock and/or, subject to the terms hereof, Services performed by MCEL hereunder) for the percentage of Gecko capital stock set forth in the Option Exercise Notice, in exchange for which Gecko shall issue to MCEL the amount of additional shares of Common Stock representing the percentage of Gecko capital stock for which the Purchase Option has been exercised.

(d)
Purchase Option Freely Transferable; Survival of Purchase Option. MCEL’s rights with respect to the Purchase Option pursuant to this Section 3.02 shall be freely transferable by MCEL. MCEL’s right to exercise the Purchase Option shall survive any termination of this Agreement.

3.03
Financing Right of First Offer. If at any time during the term of this Agreement or after the expiration or termination of such term, Gecko proposes to conduct a third party financing (including, without limitation, the right to subscribe for any securities of Gecko), then Gecko shall deliver a written notice (a “Funding Notice”) to MCEL specifying the requested amount of such financing, the specific payment terms (deferred, contingent or otherwise) and other material terms and conditions of such financing. MCEL shall have a right, exercisable upon written notice to Gecko within thirty (30) days after MCEL’s receipt of the Funding Notice, to provide financing to Gecko in such manner and on the terms and conditions set forth in the Funding Notice or other terms and conditions mutually acceptable to Gecko and MCEL. Such financing shall be consummated pursuant to a written agreement in form and substance mutually acceptable to Gecko and MCEL. Provided that Gecko has not materially breached any representation, warranty, covenant or agreement on the part of Gecko set forth in this Agreement or such purchase agreement, if such financing has not been consummated as of the end of the sixtieth (60th) day (or if such sixtieth (60th) day is not a business day, then on the next succeeding business day) following the date of the Funding Notice, the Funding Notice shall be null and void, MCEL’s right to provide financing to Gecko pursuant to this Section 3.03 shall automatically terminate with respect to the financing described in such Funding Notice without any action on the part of any party, and Gecko may conduct a financing with a third party within sixty (60) days following such termination (or if such sixtieth (60th) day is not a business day, then on the next succeeding business day), for a price and upon other terms no more favorable than those specified in the Funding Notice. If Gecko has not consummated such financing within such sixty (60) day period, Gecko may not conduct a financing without again complying with this Section in its entirety. MCEL’s rights under this Section 3.03 shall survive any termination of this Agreement. MCEL’s rights under this Section 3.03 shall be in addition to, and not in limitation of, MCEL’s rights under Article VI of the Stockholders Agreement.

3.04
Gecko Benefit Plans. Any employee benefit plan of Gecko must be approved unanimously by the Board of Directors of Gecko. The parties agree that shares of Gecko Common Stock that are reserved for issuance under Gecko employee benefit plans will be dilutive to all of Gecko’s stockholders proportionately.

4.	Intellectual Property.

4.01
All MCEL Know-How and MCEL Patent Rights shall continue to be owned by MCEL and all Gecko Know-How and Gecko Patent Rights shall continue to be owned by Gecko. MCEL and Gecko shall jointly own Project Technology subject to the licenses set forth herein. Except for the licenses explicitly set forth herein, no other licenses are granted by implication or otherwise to the other Party under the above Patent Rights or Know-How.

4.02
During the term of this Agreement, MCEL grants Gecko a nonexclusive license, without the right to sublicense, under MCEL Know-How and MCEL Patent Rights solely for use in carrying out Gecko’s responsibilities specified in the current Statement of Work under the Joint Development Program.

4.03
During the term of this Agreement, Gecko grants to MCEL a nonexclusive license, without the right to sublicense, under Gecko Know-How and Gecko Patent Rights to the extent that Gecko has the right to license such Know How and Patent Rights. Such license to MCEL shall be solely for MCEL’s use in carrying out MCEL’s responsibilities under the Joint Development Program. With respect to all other Gecko Know How and Patent Rights, Gecko grants to MCEL the right to make products solely for Gecko using the Know How and Patent Rights.

4.04
With respect to all Project Technology, MCEL hereby grants to Gecko an exclusive (even as to MCEL), irrevocable, royalty-free, fully assignable, worldwide license, with the right to sublicense, with respect to all uses of all Project Technology in Gecko’s Field.

4.05
With respect to all Project Technology, Gecko hereby grants to MCEL an exclusive (even as to Gecko), irrevocable, royalty-free, fully assignable, worldwide license, with the right to sublicense, with respect to all uses of all Project Technology in MCEL’s Field.

4.06
With respect to all Project Technology that is developed solely by one Party and that is outside of the Integration Field and outside of the other Party’s Field, the developing Party shall have the right to apply, modify, reduce to practice, license, assign and otherwise develop and exploit such rights without the consent of and without accounting to the other Party.

4.07
Gecko will not grant to any third party an exclusive or sole license to any Gecko Know-How, Gecko Patent Rights, Project Technology in Gecko’s Field without first offering MCEL the right (the “Offer”) to license the Gecko Know-How, Gecko Patent Rights, or Project Technology in Gecko’s Field on an exclusive basis for the same purposes and on commercially reasonable terms. The Offer so made must:

5.	be in writing and must remain open for acceptance for a period of sixty (60) business days after the date on which it was made,

6.	state that it is being made pursuant to the provisions of this Article 4.07 of this Agreement, and

7.
set forth, in detail the terms and conditions of the proposed exclusive license, including, but not limited to, the term of such license and the royalties payable thereunder, such that upon acceptance of the Offer, an unconditional license agreement binding on both the parties would result.

4.08	The Offer will be governed by the following:

1.	MCEL can accept or reject the Offer in writing before the expiration of the period specified in 4.07(1);

2.	if MCEL accepts the Offer, a binding license agreement will result on the terms and conditions specified in the Offer;

3.	MCEL can propose a counteroffer (“Counteroffer”) before the expiration of the period specified in 4.07(1);

4.	if Gecko accepts the Counteroffer, a binding license agreement will result on the terms and conditions specified in the Counteroffer;

5.
if MCEL rejects the offer in writing or if Gecko rejects the Counteroffer in writing, Gecko may license the Gecko Know-How, Gecko Patent Rights, or Project Technology in Gecko’s Field on an exclusive basis to a third party but only on terms and conditions which, when considered as a whole, are no more favorable to such third party than those contained in the Offer; provided, however, that the provisions of 4.07 and 4.08 will again become applicable if no third party has signed a binding license agreement within sixty (60) days after the date that MCEL rejected the Offer or Gecko rejected the Counteroffer, on terms and conditions which, when considered as a whole, are no more favorable to such third party than those contained in the Offer or Counteroffer.

4.09
Right of First Consideration: During the term of this Agreement, Gecko will not use a fuel technology without first offering MCEL the right (the “Fuel Technology Offer”) to provide Gecko with a fuel technology or the equivalent (“MCEL Fuel Technology”) on a non-exclusive basis for the same purposes. The Fuel Technology Offer must be made in good faith, and Gecko shall use its best efforts to use the MCEL Fuel Technology. Gecko agrees that, during the term of this Agreement, it will not use a chemical hydride fuel technology other than MCEL Fuel Technology in any products or services owned, operated, or controlled by Gecko or otherwise compete with the MCEL Fuel Technology without the express, written consent of MCEL. MCEL, at its sole discretion, may waive any or all of the requirements of this paragraph 4.09 in writing.

4.10	Gecko shall utilize its best efforts to fulfill its obligations under this Agreement and the appended Statement of Work.

8.	Project Technology Rights.

5.01
Each Party shall promptly disclose to the other Party all Project Technology made by them. In the event that one of the Parties desires to obtain a patent for such Project Technology, that Party must notify the other party in writing identifying the Project Technology and make known its desire, if any, to procure patent protection for such Project Technology. The other Party shall provide notice to the disclosing party in writing whether it elects to proceed with filing a patent within thirty (30) days of receiving notice from the disclosing Party. If the Parties mutually agree to procure patent protection for the identified Project Technology, the Parties shall for a period of up to three (3) months from the receipt of the notice each use reasonable efforts to establish a mutually agreeable procedure, in accordance with this Article, to procure and maintain patent protection and an allocation of costs and expenses associated therewith between the Party filing the application for patent (the “Filing Party”) and the other Party that agrees to support such filing (the “Non-Filing Party”). Both Parties will share equally in the reasonable out-of-pocket costs and expenses associated with the filing, prosecution and maintenance of these patent rights (“Patent Costs”) unless Gecko elects to use the “Deferred Cost Sharing” procedure in accordance with Section 5.02 below. Notwithstanding anything to the contrary herein above, for a period of three (3) months after a Party’s receipt of such notice, neither Party shall purposely act or fail to act as to preclude the procurement of patent protection for the identified Project Technology in any country of the world.

5.02
If Gecko determines that it will support procuring patent protection for identified Project Technology, Gecko may elect to defer the payment of an equal share of the Patent Costs (“Gecko’s Patent Costs”) for such identified Project Technology for a period of up to one (1) year (“Deferred Cost Sharing”). If Gecko does not provide payment of Gecko’s Patent Costs within the Deferred Cost Sharing time period, then Gecko will be deemed to have determined that it will not support procuring patent protection for the identified Project Technology and the provisions of Section 5.03 will apply to such identified Project Technology.

5.03
If a Party determines that it will not support procuring patent protection for identified Project Technology(“Non-Proceeding Party”), and the other Party determines that it will support procuring patent protection for such identified Project Technology (“Proceeding Party”), then the Non-Proceeding Party shall cause its employees or agents who are inventors to execute the application and other papers for the patent in any country in which the Proceeding Party deems necessary and proper to file, it being understood that the Proceeding Party shall own, have sole charge of, and be solely responsible for the preparation and filing of such application for such patent, and shall bear all costs and expenses in connection therewith. The Non-Proceeding Party shall execute an assignment to vest ownership of the identified Project Technology in the Proceeding Party. Notwithstanding anything to the contrary in this Agreement, if the identified Project Technology is a sole invention of employees of the Non-Proceeding Party or is the invention of employees of both Parties, then the Non-Proceeding Party shall retain only a paid-up, worldwide, irrevocable, royalty-free, non-exclusive license, without the right to sublicense, to such identified Project Technology. If the identified Project Technology is the sole invention of employees of the Proceeding Party, then the Non-Proceeding Party shall retain no rights or ownership interest in such identified Project Technology.

5.04
Unless otherwise agreed, each of the Parties shall require its respective employees to: (i) assign all of their rights and ownership in Project Technology Rights jointly to the Parties (or alternatively, require such employees to assign all of their rights and ownership in such Project Technology to their employer for reassignment jointly to the Parties); and (ii) assist without further compensation (except for reimbursement for reasonable and necessary expenses) a requesting Party in preparing and prosecuting patent applications on such Project Technology Rights throughout the world, and in transferring rights to the Parties (including executing documents) to patents and patent applications for such Project Technology Rights.

5.05
Should a Non-Proceeding Party elect not to prepare and/or file any Project Technology Rights for an initial patent application (“Priority Application”), it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before a possible loss of rights, (ii) give the other Party the right, at the other Party’s election and sole expense, to prepare and file the Priority Application, and (iii) offer reasonable assistance to the Proceeding Party in connection with such preparation and filing at no cost to the Proceeding Party except for reimbursement of reasonable out-of-pocket expenses incurred by the Non-Proceeding Party in rendering such assistance. The Proceeding Party, at its sole discretion, shall own and prosecute such application(s) and shall maintain any patents derived therefrom. The Non-Proceeding Party shall execute an assignment to vest ownership of the identified Project Technology in the Proceeding Party.

5.06
Within nine (9) months after the filing date of a Priority Application directed to a Project Technology Right, the Filing Party shall request that the Non-Filing Party identify those additional countries in which the Non-Filing Party desires that the Filing Party file corresponding patent applications. Within twenty (20) days of the receipt by the Non-Filing Party of such request from Filing Party, the Non-Filing Party shall provide to the filing Party a written list of such countries in which the Non-Filing Party wishes to effect corresponding foreign patent application filings. Thereafter, within twelve (12) months of the filing date of the Priority Application, the Filing Party shall effect such corresponding foreign filings in the countries selected by the Non-Filing Party (the filing in such foreign country being hereinafter referred to as a “Designated Foreign Filing”). Should the Filing Party not agree to file or cause to be filed a Designated Foreign Filing, within this twelve (12) month period, the Filing but Non-Proceeding Party within twenty (20) days after receiving the list from the Non-Filing Party will notify the Non-Filing Party, and the Non-Filing Party will have the right to effect such Designated Foreign Filing in its name as its own cost. That Party shall own the Designated Foreign Filing and the Filing but Non-Proceeding Party shall execute an assignment to vest ownership of the Designated Foreign Filing in the other party.

5.07
Should the Filing Party no longer wish to prosecute and/or maintain any patent application or patent, the Filing Party shall (i) provide the Non-Filing Party with written notice of its wish no later than sixty (60) days before the patent or patent application would otherwise become abandoned, (ii) give the Non-Filing Party the right, at the Non-Filing Party’s election and sole expense, to prosecute and/or maintain such patent or patent application, (iii) offer reasonable assistance to the Non-Filing Party in connection with such prosecution and/or maintenance at no cost to the Non-Filing Party except for reimbursement of the Filing Party’s reasonable out-of-pocket expenses incurred by the Filing Party in rendering such assistance, and (iv) if the Non-Filing Party elects to proceed with the application, the Filing Party shall assign ownership of such patent application or patent to the Non-Filing Party.

9.	Enforcement of Project Technology Rights

6.01
If at any time during the term of this Agreement, either party to this Agreement, learns of any infringement by a third party of the Project Technology, the Party learning of the infringement will give written notice of such infringement to the other Party. Upon both Parties being informed of said infringement, the Parties will have ninety (90) days therefrom to mutually agree how to prosecute such infringement cooperatively. In the event that both Parties agree to cooperate in prosecuting the infringement, all costs and expenses of such action will be equally divided between the Parties.

6.02	If no agreement under Article 6.01 can be reached between the Parties, the right of a Party to take action will depend upon in which field the infringement occurs;

(a) if the infringement occurs in MCEL’s Field, then MCEL shall have the right, at its discretion, to take, at its own expense, whatever legal actions it deems necessary to enforce its rights against the infringing party and Gecko, who does not have the right to take this legal action, at the request of MCEL, shall render reasonable assistance;

(b) if the infringement occurs in Gecko’s Field, then Gecko shall have the right, at its discretion, to take, at its own expense, whatever legal actions it deems necessary to enforce its rights against the infringing party and MCEL, who does not have the right to take this legal action, at the request of Gecko, shall render reasonable assistance; and

(c) if the infringement occurs in a field outside of MCEL’s Field and Gecko’s Field, then either party shall have the right, at its discretion, to take, at its own expense, whatever legal actions it deems necessary to enforce its rights against the infringing party and the other party not taking this legal action, at the request of the party taking legal action, shall render reasonable assistance.

6.03
When a Party brings suit under Articles 6.01 and 6.02, the Party bringing the suit shall give the other Party thirty (30) days prior written notice of said suit, including the name of the infringing third party, a copy of the complaint which the Party bringing suit wishes to file and evidence in the Party, bringing suit’s possession, supporting such infringement. The other Party will cooperate with the Party bringing suit to provide reasonable assistance related to the defense of any claim or suit under Articles 6.01 and 6.02, at the Party bringing suit’s expense. In all defenses of such claims and suits, the other Party shall have the right to be represented by counsel of its choice at its own expense. The Party bringing suit shall be responsible for all of the costs associated with the defense of the action as well as all of the other Party’s reasonable costs and attorneys’ fees incurred in connection with the provision of assistance by the other Party directly or through its counsel, at the Party bringing suit’s request. The Party, bringing suit, may settle or otherwise terminate a suit, brought under Articles 6.01 and 6.02, without approval of the other Party provided that such settlement or termination does not adversely affect or impact the Project Technology Rights in the other Party’s Field. If such settlement or termination would adversely affect or impact the Project Technology Rights in the other Party’s Field, then approval of the other Party shall be required for any settlement or termination, which approval shall not be unreasonably withheld.

6.04
Any recovery of damages, as a result of any legal action initiated under this Article VI shall be distributed to the Party bringing the action or if brought by both Parties, to the proportion of the costs, including time spent by a Party or its employees, of the legal action borne by each party respectively.

10.	Confidential Information

7.01	Each Party undertakes to keep secret Confidential Information received from the other Party. Each Party shall take all reasonable measures necessary for secrecy.

7.02	The Parties agree not to disclose Confidential Information of the other Party or use Confidential Information of the other Party for any purpose except for carrying out the Joint Development Program.

7.03
Any Confidential Information disclosed, in the first instance, orally or by other non-written means must be confirmed in writing within thirty (30) days of disclosure by the Party making the disclosure and be labeled “Confidential”, “Proprietary”, “Secret” or the like. Any written or electronically transmitted Confidential Information shall be labeled “Confidential”, “Proprietary”, “Secret” or the like.

7.04	The term “Confidential Information” shall not include information, which is shown by written evidence:

(a) to be already publicly known at the time of the disclosure;

(b) to have become publicly known after disclosure except by breach of this Agreement;

(c) to have already been in the receiving Party’s possession, without obligation of confidentiality or restriction on use;

(d) to have been obtained without obligation of confidentiality or restriction on use, from a third party who is lawfully in possession of such information and who is not under a contractual or fiduciary obligation to a Party to this Agreement;

(e) to have been required to be disclosed by an order of a court of competent jurisdiction provided that the Party that provided the information is given notice of such order in sufficient time to oppose and appeal such order.

7.05
Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information within the foregoing exceptions. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are within the foregoing exceptions, but only if the combination itself and its principle of operation are within the foregoing exceptions.

7.06	Confidential Information shall not be disclosed by the receiving Party except to:

(a) its employees, consultants and subcontractors to whom disclosure is necessary to carry out the objectives of the Joint Development Program, and to the extent said employees, consultants and subcontractors are bound by a confidentiality agreement, or

(b) those individuals specifically permitted by written agreement between the Parties.

7.07
The Parties represent that all of their employees, consultants and subcontractors who shall have access to Confidential Information shall be advised of the obligations under this Agreement prior to receiving any Confidential Information of the other Party.

7.08
Title to all Confidential Information and samples shall be retained by the disclosing or providing Party. The receiving Party agrees to return all tangibles to the providing Party within thirty (30) days following a written request of the disclosing or providing Party for the return of the Confidential Information. However, the receiving Party shall be allowed to keep one copy of these tangibles for archival purposes only.

7.09	Nothing in this Agreement shall prevent either Party from disclosing Confidential Information of the other Party during internal management/project review meetings and technical meetings:

(a) that are solely attended by the Party’s and their Affiliates' employees;

(b) where the Confidential Information and ownership are clearly identified; and

(c) where the attendees are cautioned against unauthorized disclosure.

7.10
During the term of this Agreement and ending after five (5) years from the termination of this Agreement, the Parties agree not to disclose or use the Confidential Information of the other Party for any purpose not permitted under this Agreement.

7.11	The Parties shall agree to procedures for granting permission to disclose Confidential Information to third parties, where such disclosure is deemed necessary to meet the objectives of this Agreement.

7.12
The Parties agree that the terms, provisions, and existence of the Term Sheet Agreement and documents and discussions associated with the transaction contemplated by this Agreement shall be considered Confidential Information until the earlier of a joint or jointly agreed public announcement or announcements of the Parties’ intention to enter into this Agreement except as may be required by applicable securities law or regulation or the Nasdaq Marketplace Rules.

11.	Costs and Expenses

8.01	Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in connection with the performance of its obligations under the Definitive Agreements.

12.	Joint Development Program Management

9.01
During the term of this Agreement, the Steering Committee shall have as its responsibility the overall management of the activities conducted under this Agreement by the Parties, including the performance of the Joint Development Program, approval of Statements of Work, the transmittal of data, samples and Confidential Information.

9.02
Decisions of the Steering Committee shall be by majority of a quorum of the Steering Committee, with appointed members being able to vote by telephone if necessary. A quorum shall mean at least two (2) or more members, with an equal number of members from each Party. The Steering Committee may decide to delegate responsibilities, in which case the delegates will be responsible for submitting reports of their activities to be read into the Steering Committee minutes, which delegate reports will thereby be incorporated into the Steering Committee minutes. All decisions made by the Steering Committee shall be in writing with the signature of each Steering Committee member and shall become part of the minutes.

9.03
The decisions and activities of the Steering Committee will be recorded in minutes of the meetings of the Steering Committee. At a minimum, the minutes will contain: (a) the time and place of the meeting; (b) the names and titles of the attendees, including those present by telephone; and (c) the identity of the Joint Development Program under consideration.

9.04
The Statement of Work may be modified from time-to-time by the Steering Committee, but the Steering Committee has no authority to modify the terms of this Agreement. All Statements of Work to be conducted under this Agreement must be approved by the Steering Committee.

9.05
If the Steering Committee is unable to reach agreement as to any decision required of it, the issue shall be resolved between the Chief Executive Officer of Gecko and the Chief Executive Officer of MCEL.

9.06
During the course of the Joint Development Program, the Parties, with representation by the Steering Committee, shall meet as necessary (initially at least once every quarter) and at mutually convenient times and places to conduct responsibilities in accordance with this Agreement, to discuss progress and results of the Joint Development Program, and to revise the Statement of Work in writing as mutually agreed from time-to-time.

13.	Warranties and Representations

10.01
Each Party represents and warrants that it has the right to conduct its obligations under this Agreement and to convey the rights and disclose the results and other information related to this Agreement and that conduct of its obligations under this Agreement will not conflict with any obligations or duties that a Party may have to others.

10.02
Gecko represents and warrants that it has all requisite legal and corporate power and authority to enter into this Agreement and perform its obligations in accordance with the terms of this Agreement. The execution and delivery of this Agreement by Gecko and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Gecko and no further action is required by MCEL. This Agreement has been duly executed and delivered by Gecko and constitutes the valid and binding obligation of Gecko enforceable against Gecko in accordance with its respective terms.

10.03
To the extent that any Gecko Know-How and/or Gecko Patent Rights are owned, developed, or created by a third party for Gecko, Gecko has a written agreement with such third party with respect thereto and Gecko thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the business of Gecko as currently conducted and as proposed to be conducted, including Gecko’s development activities contemplated hereby) to all of such Gecko Know-How and/or Gecko Patent Rights in such work, material or invention by operation of law or by valid assignment.

10.04
All contracts relating to the Gecko Know-How and Gecko Patent Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination or suspension of any of such contracts. Gecko is in compliance in all material respects with all such contracts and has not breached any material term of any such contract. To the knowledge of Gecko, all other parties to such contracts are in compliance in all respects with all such contracts and have not breached any term of any such contract.

10.05
To Gecko’s knowledge, the operation of the business of Gecko as it is currently conducted and as proposed to be conducted, including Gecko’s development activities contemplated hereby, has not, does not and will not infringe or misappropriate in any manner the intellectual property of any third party or constitute unfair competition or trade practices under the applicable laws of any jurisdiction.

10.06
To Gecko’s knowledge, Gecko has not received written notice from any third party or any other overt threats from any third party, that the operation of the business of Gecko as it is currently conducted and as proposed to be conducted, or any act, product or service of Gecko, infringes or misappropriates the intellectual property of any third party or constitutes unfair competition or trade practices under the applicable laws of any jurisdiction.

10.07
This Agreement is made with Gecko in reliance upon Gecko’s representation to MCEL that Gecko is fully committed on the date of this Agreement to focusing primarily upon the development activities specified in the Statement of Work, and the other obligations of Gecko contemplated by this Agreement.

10.08
NEITHER PARTY MAKES ANY PROMISES, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, REGARDING OR RELATING TO ITS KNOW-HOW, PATENT RIGHTS, OR TO ANY OTHER INFORMATION OR MATERIAL FURNISHED OR PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SAID KNOW-HOW, PATENT RIGHTS, INFORMATION AND MATERIALS OR THEIR USE THEREOF.

14.	Liability

11.01
In no event shall MCEL be liable or responsible for any claim, demand, or action arising from the Gecko’s use, or use by Gecko’s vendees or subvendees, of Know-How or Patent Rights or any products designed, engineered, manufactured or sold using such Know-How or Patent Rights, excluding any claim arising from willful misconduct of MCEL. Neither Party shall be liable for any claims, demands, or actions of third parties with respect to products sold, transferred, or offered for sale by the other Party including any claims related to infringement of the patent, copyright, trademark, or trade secret rights of any third parties.

11.02
Notwithstanding anything else in this Agreement to the contrary, in no event shall either Party be responsible or liable to the other for lost profits or lost business opportunities or for indirect, special, punitive or consequential damages arising out of or in connection with the Joint Development Program provided for under this Agreement or arising out of or in connection with the use of any Know-How, Patent Rights, or Project Technology developed under this Agreement.

11.03
Gecko shall indemnify MCEL, its Affiliates, and their respective directors, officers, employees, agents, stockholders, successors and assigns against, and agrees to hold each of them harmless from, any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs, costs and expenses (including the reasonable fees and expenses of external counsel) (the “Damages”) incurred or suffered by any of them:

(a)	arising out of or related in any way to any misrepresentation or breach of any representation or warranty made by Gecko in this Agreement;

(b)	arising out of or related in any way to any breach of any covenant or agreement to be performed by Gecko pursuant to this Agreement;

(c)
arising out of or related in any way to the infringement by Gecko or its licensees (including without limitation through use of the Project Technology Rights, Gecko Know-How, and Gecko Patent Rights) of the intellectual property rights of a third party;

(d)	arising out of or related in any way to any product liability or similar claims related to any products developed by Gecko under this Agreement, including Products incorporated Project Technology;

(e)	arising out of or related in any way to the gross negligence or willful misconduct of Gecko, its employees or its agents, while performing under this Agreement;

(f)	arising out of violations by Gecko of applicable law;

(g)	arising out of any death or personal injury of whatever nature or kind relating to the performance by Gecko of Gecko’s obligations under this Agreement; or

(h)
arising out of or related in any way to (i) any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, or any prospectus, or in any amendment or supplement to the foregoing, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue or allegedly untrue statement, or such omission or alleged omission, is based upon information regarding Gecko, Gecko’s securities or Gecko’s proposed method of distribution of shares of MCEL Stock held by it, which information was expressly approved in writing by Gecko for use in any such Registration Statement, prospectus or any amendment or supplement thereto.

11.04
MCEL shall indemnify and hold harmless Gecko, its Affiliates and their respective officers, agents, employees, partners, directors, controlling persons, advisors, stockholders, successors and assigns from and against any and all Damages incurred or suffered by any of them arising out of or resulting from:

(a)	any misrepresentation or breach of any representation or warranty made by MCEL in this Agreement;

(b)	any breach of any covenant or agreement to be performed by MCEL pursuant to this Agreement;

(c)	the gross negligence or willful misconduct of MCEL, its employees or its agents, while performing under this Agreement;

(d)	violations by MCEL of applicable law;

(e)
(i) any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, or any prospectus, or in any amendment or supplement to the foregoing, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such untrue or allegedly untrue statement, or such omission or alleged omission, is based upon information regarding Gecko, Gecko’s securities or Gecko’s proposed method of distribution of shares of MCEL Stock held by it, which information was expressly approved in writing by Gecko for use in any such Registration Statement, prospectus or any amendment or supplement thereto;

provided, however, that (i) MCEL shall have no liability to indemnify Gecko under this Section 11.04 unless and until the aggregate of all such claims, damages, liabilities, costs and expenses exceed One Hundred Thousand Dollars ($100,000), and then only to the extent of such aggregate amount in excess of One Hundred Thousand Dollars ($100,000) and (ii) MCEL’s aggregate indemnification obligation to Gecko under this Section 11.04 shall not exceed One Million Dollars ($1,000,000).

11.05
Within thirty (30) days of the Effective Date, Gecko will procure and maintain, subject to MCEL’s approval, at its own expense and for its own benefit, comprehensive/commercial general liability insurance against all risks normally insured against, and in amounts normally carried, by entities of similar size engaged in similar lines of business. Gecko shall furnish MCEL a certificate(s) from the insurance carrier (having a minimum AM Best rating of A-) showing evidence of the foregoing insurance. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to all contracts between Millennium Cell Inc. and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to Millennium Cell Inc". The insurance, and the certificate(s), will (a) name MCEL (including MCEL's officers, directors, employees, affiliates, agents, subsidiaries, successors, and assigns) as additional insureds with respect to matters arising from this Agreement, (b) provide that such insurance is primary and non contributing to any liability insurance carried by MCEL, and (c) provide that underwriters and insurance companies of Gecko may not have any right of subrogation against MCEL (including MCEL's officers, directors, employees, Affiliates, agents, subsidiaries, successors, and assigns). The insurance will contain no more than an ordinary deductible. Gecko agrees to waive any right of recovery against MCEL (including MCEL's officers, directors, employees, Affiliates, agents, successors, and assigns) for any loss or damage of the type covered by the insurance to be procured and maintained under this Section 11.05, regardless of whether or not such insurance is so maintained.

15.	Notices

12.01
All notices provided for by this Agreement shall be deemed effective immediately if sent by facsimile, after three (3) business days after such notice is deposited with an overnight courier service addressed to the receiving Party at its following address or such other address as a Party may furnish to the other in writing.

If to “MCEL”, addressed to:

Millennium Cell Inc.
Attention:  Mr. Adam Briggs, President
One Industrial Way West
Eatontown, New Jersey
U.S.A.
Facsimile No. +1 732 542-4010

If to “Gecko” addressed to:
Gecko Energy Technologies, Inc.
One Industrial Way West
Eatontown, New Jersey
U.S.A.
Facsimile No. +1 732 542-4010
Attention: Ronald J. Kelley or Steven D. Pratt

16.	Term and Termination

13.01
This Agreement shall have a term commencing on the Effective Date and ending on December 31, 2008, provided, however, that if MCEL states in a Purchase Option Notice (for purposes of this Section 13.01, a “Funding Termination Notice”) that it has elected to terminate this Agreement and cease funding Gecko’s operations Gecko shall have the option to occupy the facilities provided by MCEL subject to the terms of MCEL’s lease at the time of the Funding Termination Notice at Gecko’s expense for up to six (6) months after the Funding Termination Notice.

13.02	MCEL shall have the right to terminate this Agreement upon prior written notice to Gecko if in any of the following shall occur:

(a) Gecko materially defaults in the performance of any of its obligations under this Agreement, and such default continues for thirty (30) days after written notice of such default has been delivered to Gecko by MCEL;

(b) Gecko materially defaults in the performance of the Statement of Work or any milestone contained therein to the satisfaction of MCEL, provided that MCEL provides written notice to Gecko of such default, and the default continues for thirty (30) days after such notice has been served on Gecko;

(c) A Bankruptcy Event occurs with respect to Gecko and/or Gecko becomes insolvent as determined by an audit under Section 14.02;

(d) Kelley’s Employment Agreement with Gecko is terminated for any reason; or

(e) Pratt’s Employment Agreement with Gecko is terminated for any reason.

13.03
Gecko shall have the right to terminate this Agreement upon prior written notice to MCEL if MCEL materially defaults in the performance of any of its obligations under this Agreement, and such default continues for thirty (30) days after written notice of such default has been delivered to MCEL by Gecko.

13.04
If this Agreement is terminated pursuant to Section 13.02 or Section 13.03, the non-terminating Party’s interest in the Project Technology will be assigned to the terminating Party. The non-terminating Party shall execute and deliver any and all documents necessary to vest the non-terminating Party’s interest in the Project Technology in the terminating Party. The non-terminating Party shall not take any action or fail to take an action which will limit vesting the non-terminating Party’s interest in the Project Technology in the terminating Party.

13.05	Sections 3.02 and 3.03, as well as Articles IV, V, VII, X, XI and XII shall survive termination of this Agreement.

17.	Miscellaneous

14.01
Assignment. Except as expressly set forth in this Agreement, Gecko shall not assign this Agreement or any of its rights and/or obligations under this Agreement to any other party, whether voluntarily or by operation of law, without the prior written consent of MCEL. Any prohibited assignment shall be null and void.

14.02
Audit. During the term of this Agreement, MCEL and any of its duly authorized representatives shall have reasonable access to books, documents, papers, and records of Gecko that are pertinent to this Agreement, and may audit, and examine said pertinent records. Such audits shall be performed not more frequently than once every twelve (12) months during performance of the Agreement and shall be performed at the sole expense of MCEL.

14.03
No Relationship between the Parties. Neither Party shall represent itself as the agent or legal representative of the other or as joint venturers for any purpose whatsoever, and neither shall have any right to create or assume any obligations of any kind, express or implied, for or on behalf of the other in any way whatsoever.

14.04
Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and will not be binding upon the Parties. All communications to be made or given under this Agreement shall be in the English language.

14.05
Noncompetition. During the term of this Agreement and for two (2) years thereafter, Gecko and its agents and principals will not (i) engage or participate in any business activity that competes with or is reasonable likely to compete with MCEL’s Field, or (ii) interfere with or disrupt, or attempt to interfere with or disrupt, any business relationship between MCEL and any customer, client, agent, distributor, supplier, licensor, licensee, consultant, independent contractor, or employee of MCEL.

14.06
Nonsolicitation of Employees. Neither Gecko nor MCEL will, directly or indirectly, without the prior written consent of the other party, (i) solicit or induce any employee of, or consultant to, the other party or any of its affiliates to leave the employ thereof or to terminate its consulting arrangement therewith or (ii) hire for any purpose, or contract for services to be provided by, any employee or consultant of the other party or any of its affiliates. This provision will expire no earlier than eighteen (18) months subsequent to the termination of this Agreement.

14.07
Motorola Payments. For so long as MCEL shall provide funding to Gecko as provided herein, Gecko shall make any and all required payments under the terms of the License Agreement dated as of January 13, 2005, between Gecko and Motorola, Inc., as amended, and Kelley and Pratt hereby jointly and severally guarantee the payment of any and all such required amounts. If Gecko fails to make any such payment to Motorola, Inc. in a timely manner, MCEL shall have the right make such payment on behalf of Gecko and Gecko shall promptly reimburse MCEL for the amount of any such payment.

14.08
Non-Waiver. Either Party’s failure to insist in any instance upon the strict performance by the other of any of the terms of this Agreement shall not be construed as a waiver of such or any of the other terms or provisions hereof.

14.09	Integration and Severability.

(a) This Agreement constitutes the entire agreement of the Parties with respect to the matters herein set forth and, with the exception of the binding provisions of the Term Sheet, this Agreement supersedes all previous discussions, prior agreements and understandings concerning the same, whether oral or written.

(b) If any term or provision of this Agreement shall be found to be illegal, invalid, void or otherwise unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken and the remaining provisions shall not be affected or impaired and shall be interpreted, as far as and if possible, so as to give them effect consistent with the original terms of this Agreement. Insofar as possible within the confines of any finding as to the Agreement, the Parties will attempt to reconstruct any contested part of this Agreement so as to retain the balance of interests between the Parties as originally contemplated.

14.10
Force Majeure. If the performance by either Party of any obligation under this Agreement is delayed or prevented in whole or in part by any cause not reasonably within its control (including, without limitation, acts of God, war, civil disturbances, accidents, damage to its facilities, labor disputes, acts of any governmental body not attributable to such Party’s failure to comply with this Agreement, or failure or delay of third parties), it shall be excused, discharged and released of performance hereunder to the extent such performance is so limited or prevented, without liability of any kind. However, the affected Party (the “Affected Party”) shall promptly notify the other Party of the extent and probable duration of the delay or non-performance and shall be diligent in attempting to remove such cause or causes. If the Affected Party is unable to remove the causes within sixty (60) days, the other Party shall have the right to terminate this Agreement without penalty.

14.11	Headings. Recitals and Section headings contained in this Agreement are for ease of reference only and shall not affect the interpretation or meaning of any provision of this Agreement.

14.12
Conflicts in Documentation. If a conflict arises between this Agreement (other than Article III hereof) and any Appendices or further documentation, this Agreement shall govern and prevail, and the conflicting terms and conditions of any such documents shall be deemed deleted and shall not be binding upon either Party.

14.13
Limitation of Rights. Except as expressly provided in this Agreement, nothing contained herein shall be construed as conferring any license or other rights under any intellectual property rights of either Party.

14.14
Publicity. Nothing contained in this Agreement shall be construed as conferring any right to use any name, trade name, trademark or other designation (including any contraction or simulation of the foregoing) of the other Party in any manner without prior, express written approval of such other Party. Neither Party will make or issue any press release, announcement or any other public disclosure regarding this Agreement (including the existence hereof) or the transactions or activities contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such disclosure (A) if it is advised by counsel that such disclosure is legally required under applicable law or the rules of any securities exchange on which such Party is listed and (B) such Party provides as much advance notice as possible to the other Party of such disclosure and, in any event, an opportunity to review and comment on such proposed disclosure prior to disclosure thereof. Joint press releases are anticipated to be publicly communicated upon the completion of the Statement of Work.

14.15
Amendments. No addition to, deletion from or modification of any of the provisions of this Agreement shall be binding upon the Parties unless made in writing, referencing this Agreement and the provisions to be modified therein, and signed by a duly authorized representative of each Party.

14.16	Choice of Law, Settlement of Disputes

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

(b) Any controversy, claim or dispute (a “Dispute”) arising out of or in connection with, or relating to, this Agreement, its validity, interpretation, performance, or termination shall be finally settled by arbitration by a panel of three (3) arbitrators conducted in accordance with the Arbitration Rules of the American Arbitration Association in effect at the time of arbitration except as modified or by mutual agreement of the Parties. Each Party shall designate one arbitrator; the third arbitrator shall be designated by the two arbitrators designated by the Parties. At least one of the three designated arbitrators shall have expertise in the scientific aspects of the subject matter of this Agreement, and at least another designated arbitrator shall have expertise in the field of intellectual property licensing. Any such arbitration shall take place in New York, United States of America. Such arbitration shall be conducted in the English language. For purposes only of enforcing the agreement to arbitrate set forth in this Section, enforcing any arbitration Award, obtaining interim relief necessary to protect the parties pending arbitration, or resolving claims, if any, found not to be legally arbitrable, each party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in New York.

IN WITNESS WHEREOF, the Parties have caused this Joint Development Agreement to be executed by their duly authorized representatives.

MILLENNIUM CELL INC.

By: /s/Adam Briggs

Title: Adam Briggs, President

GECKO ENERGY TECHNOLOGIES, INC.

By: /s/Ronald J. Kelley

Title: Ronald J. Kelley, President

For purposes of Section 14.07 only:

/s/Ronald J. Kelley
Ronald J. Kelley

/s/Steven D. Pratt
Steven D. Pratt

APPENDIX A

Statement of Work
[***]

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

SCHEDULE 3.02(b)

List of Acceptable Banks

Canaccord Adams
SG Cowen & Co., LLC
C.E. Unterberg
First Albany Corporation
Simmons First National Bank
Merriman Curhan Ford & Co.
Thomas Weisel
H.C. Wainwright & Company